Exhibit 99.5

CONSENT OF LAZARD FRÈRES & CO. LLC

The Board of Directors

Carrizo Oil & Gas, Inc.

500 Dallas Street, Suite 3200

Houston, Texas 77002

Dear Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated July 13, 2019, to the Board of Directors of Carrizo Oil & Gas, Inc. (“Carrizo”) as Annex E to, and the reference to such opinion letter under the headings “Summary— Opinion of Carrizo’s Financial Advisors—Lazard Frères & Co.” and “The Merger—Opinion of Carrizo’s Financial Advisors—Opinion of Lazard” in, the joint proxy statement/prospectus relating to the proposed transaction involving Carrizo and Callon Petroleum Company (“Callon”), which joint proxy statement/prospectus forms a part of the Amendment No. 1 to the Registration Statement on Form S-4 of Callon (File No. 333-233366) (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

LAZARD FRÈRES & CO. LLC

By:	/s/ Kevin Bonebrake
Kevin Bonebrake
Managing Director

September 20, 2019